UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 7, 2011

THE MCGRAW-HILL COMPANIES, INC.
(Exact Name of Registrant as specified in its charter)

New York	1-1023	13-1026995

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File No.)	Identification No.)

1221 Avenue of the Americas, New York, New York	10020
(Address of Principal Executive Offices)	(Zip Code)

(212) 512-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02           Election of Directors; Compensatory Arrangements of Certain Officers.

On December 7, 2011, the Board of Directors of The McGraw-Hill Companies, Inc. (the “Company”), acting on the recommendation of its Nominating and Corporate Governance Committee, elected Richard E. Thornburgh to serve as a Director of the Company.  A copy of the press release announcing the election of Richard E. Thornburgh to the Board of Directors is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 7.01          Regulation FD Disclosure.

On December 7, 2011, the Company provided updates on its Growth and Value Plan (previously announced on September 12, 2011), which includes the creation of two independent companies: McGraw-Hill Financial, a world leader in content and analytics for financial markets, and McGraw-Hill Education, a global leader in education services and digital learning.  The Company also announced that McGraw-Hill Education is reducing its workforce by approximately 10%, and that to better capitalize on education marketplace growth segments, it will increase its investment in digital education.  These changes, among others, will deliver approximately $50 million in corporate-wide annual cost savings, putting the Company on track to exceed its previously announced $100 million target in savings. A copy of the press release announcing updates to the Growth and Value Plan and new actions facilitating separation into two independent companies is furnished as Exhibit 99.2 hereto and incorporated herein by reference.

Meetings with investors at which the updates to the Growth and Value Plan will be discussed will be held from time to time.  A copy of the Growth and Value Plan Update Investor Relations Presentation that will be distributed at such meetings is furnished as Exhibit 99.3 hereto and incorporated herein by reference.

Item 8.01           Other Events.

On December 7, 2011, the Company announced that it had completed its existing $1 billion share repurchase plan.  The Company bought back 24.7 million shares in 2011 at a cost of $1 billion, at an average price of $40.48 per share.

In addition, on December 7, 2011, the Company entered into two separate Master Confirmations, each supplemented by a separate Supplemental Confirmation (collectively, the “ASR Agreements”), with Goldman, Sachs & Co. (“Goldman”) relating to two accelerated share repurchase transactions (the “ASR Transactions”) under which the Company will repurchase shares of its common stock for an aggregate repurchase price of $500 million.  The ASR Transactions are part of the 50 million share repurchase program authorized by the Company’s Board of Directors on June 29, 2011.  Adjusted for the estimated full impact of the ASR Transactions, there will be approximately 23 million shares remaining under the existing share repurchase authorization.

In connection with the ASR Transactions, the Company will pay $500 million from available cash on hand to Goldman in exchange for deliveries by Goldman of shares of the Company’s outstanding common stock.  The Company expects to receive a substantial majority of the shares underlying the ASR Transactions before year-end.  The remainder of the shares for both ASR Transactions will be delivered by Goldman within the first four months of 2012, although the exact date of completion of each ASR Transaction will depend on whether and when Goldman exercises an acceleration option that it has under the ASR Agreements with respect to the ASR Transactions.  The actual number of shares that ultimately will be repurchased by the Company under each ASR Transaction will be based generally on the volume-weighted average share price of the Company’s common stock during the term of the relevant ASR Transaction, less a discount with respect to one of the ASR Transactions.  One of the ASR Transactions is subject to a cap provision that establishes a minimum number of shares that will be repurchased by the Company under that ASR Transaction.  At settlement of each ASR Transaction, the Company may be entitled to receive additional shares of common stock from Goldman or, under certain circumstances may be required to issue additional shares or make a payment to Goldman at the Company’s option.

The ASR Agreements contain the principal terms and provisions governing the ASR Transactions, including, but not limited to, the mechanism used to determine the number of shares that will be delivered, the required timing of delivery of the shares, the specific circumstances under which Goldman may delay any date of valuation or settlement under the relevant ASR Transaction (such as upon the occurrence of certain market disruptions), the specific circumstances under which Goldman is permitted to make adjustments to the terms of the relevant ASR Transaction or to terminate the relevant ASR Transaction (such as upon the announcement of certain fundamental transactions affecting the Company), and various acknowledgements, representations and warranties made by the Company and Goldman to one another.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release, dated December 7, 2011.
99.2	Press release, dated December 7, 2011.
99.3	Growth and Value Plan Update Investor Relations Presentation, dated December 7, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MCGRAW-HILL COMPANIES, INC.

By:	/s/ Kenneth M. Vittor
Kenneth M. Vittor
Executive Vice President and
General Counsel

Dated: December 7, 2011

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated December 7, 2011.
99.2	Press release, dated December 7, 2011.
99.3	Growth and Value Plan Update Investor Relations Presentation, dated December 7, 2011.